Exhibit 99.1

Autobytel Reports 22% Increase in 2013 Fourth Quarter Revenues;
17% Full Year Improvement

-- Positive Momentum Reflects High Conversion Rates of Autobytel's Consumer Leads
and Continued Automotive Sector Growth --

IRVINE, Calif. (February 20, 2014) – Autobytel Inc. (Nasdaq: ABTL), pioneer of the automotive Internet and dedicated to connecting automotive consumers with dealers, today announced improved financial results for the fourth quarter and full year ended December 31, 2013.

"Our improved year-over-year financial results continue to reflect and benefit from the high conversion rates of the leads we deliver to our auto manufacturer and dealer customers," said Jeffrey H. Coats, President and Chief Executive Officer.  "Over the last several quarters we have completed several strategic acquisitions and investments, which are having a positive impact on Autobytel.

"AutoUSA is expected to drive meaningful increases in our revenue and cash flow.  Advanced Mobile has provided a platform that allows auto dealers to connect with consumers using text communication in a privacy protected manner.  SaleMove's virtual showroom and enhanced online car shopping experience have been well received by the market, and we have opened a new revenue stream captured from our existing traffic through our investment in AutoWeb," Coats said.  "This business momentum, coupled with an ongoing healthy market for car sales, gives us continued optimism about Autobytel's ability to capture future growth opportunities."

Total revenues for the 2013 fourth quarter rose 22% to $20.7 million from $16.9 million a year ago, and included a $236,000 contribution from Advanced Mobile, which was acquired by Autobytel in September 2013.  The company said that there was no contribution from AutoUSA, as it was not acquired by Autobytel until after the end of the 2013 fourth quarter.  Revenues generated from automotive leads advanced 27% to $18.6 million for the 2013 fourth quarter, up from $14.6 million for last year's fourth quarter.  The improvement primarily reflected strong demand from automotive dealers (retail) and auto manufacturers (wholesale).  Retail revenues grew approximately 16%, and wholesale revenues increased approximately 36% for the 2013 fourth quarter, compared with the corresponding prior year period.

Gross profit increased 27% to $8.1 million, or 39.1% of revenues, for the 2013 fourth quarter, up from $6.4 million, or 37.8% of revenues, last year.

Total operating expenses were $7.2 million, or 34.8% of revenues, for the fourth quarter of 2013, compared with $6.1 million, or 35.9% of revenues, for the fourth quarter of last year.  Fourth quarter 2013 total operating expenses included approximately $213,000 in costs related to acquisitions.

For the 2013 fourth quarter, in accordance with technical accounting guidance, Autobytel recorded a one-time benefit of $35.5 million related to the release of a valuation allowance against its deferred tax assets, resulting from the achievement of cumulative income for the trailing 12 quarters ending with the period ended September 30, 2013.  Based upon the cumulative income, as well as other positive factors such as anticipated future profit, the company said it will now begin recognizing a book tax provision on its pre-tax income prospectively, commencing with the quarter ending March 31, 2014, and that there will be no impact on cash.

Net income for the 2013 fourth quarter totaled $36.1 million, or $3.26 per diluted share, which included the one-time benefit.  Excluding the one-time tax benefit, 2013 fourth quarter net income was $662,000, or $0.06 per diluted share. Net income for the 2012 fourth quarter was $351,000, or $0.04 per diluted share.  The per share calculations were based on 11.1 million diluted average weighted shares outstanding for the 2013 fourth quarter and 9.0 million diluted average weighted shares outstanding for last year's fourth quarter.  The increase in share count related to the increase in price of Autobytel's common stock as well as the impact on the company's convertible note and warrants outstanding.

EBITDA for the fourth quarter of 2013 rose to $1.2 million, from $1.0 million for the same quarter last year.  Adjusted cash net income for the fourth quarter of 2013 was $1.3 million, or $0.12 per diluted share, compared with $1.2 million, or $0.13 per diluted share, for the fourth quarter of 2012.  The adjusted cash net income per diluted share comparison was impacted by the increase in share count.

2013 Results
For 2013, revenues grew 17% to $78.4 million, up from $66.8 million for 2012.  Auto lead revenues increased 21% for 2013 over last year.  Retail revenues grew 12%, and wholesale revenues improved 27% for 2013, versus 2012.

Gross profit increased to $30.4 million, or 38.9% of revenues, for the full year, compared with $26.3 million, or 39.3% of revenues, last year.

Total operating expenses for 2013 amounted to $27.6 million, or 35.2% of total revenues, versus $24.7 million, or 36.9% of total revenues, for 2012.

Net income for 2013 was $38.1 million, or $3.61 per diluted share, which included the one-time, fourth quarter benefit of the $35.5 million valuation allowance, based on 10.6 million diluted average weighted shares outstanding.  Excluding the one-time tax benefit, 2013 net income was $2.7 million, or $0.27 per diluted share.  Net income last year was $1.4 million, or $0.15 per diluted share, based on 9.2 million diluted average weighted shares outstanding.

2013 EBITDA totaled $5.3 million, up from $4.2 million for 2012.  Adjusted cash net income for 2013 increased to $5.7 million, or $0.55 per diluted share, from $4.8 million, or $0.52 per diluted share, for 2012.

Cash and cash equivalents increased to $18.9 million at December 31, 2013, up from $15.3 million at December 31, 2012.

Cash flow provided by operations was $1.6 million for the fourth quarter of 2013, compared with $1.4 million for the same period last year.  Cash flow provided by operations totaled $4.3 million for 2013, versus $5.8 million for 2012.

Recent Business Developments
Autobytel recently acquired AutoUSA, a Web-based auto leads and services provider, from AutoNation.  The acquisition is expected to expand Autobytel's industry reach and influence by increasing its national new and used car dealer network to approximately 5,000 from approximately 3,800, while also augmenting its business with auto manufacturers.

Business Outlook
Based on current business trends, Autobytel estimates that 2014 first quarter organic revenue growth, excluding the impact of the AutoUSA acquisition, will be in the range of 18% to 22% from the 2013 first quarter.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2013 fourth quarter financial results.  Interested parties may participate in the live call by dialing (877) 852-2929, passcode 55758905.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel's website.  A telephone replay of the call will also be available through February 27, 2014 by dialing (855) 859-2056, passcode 55758905.  The slides that will be referenced during the call will be available on the company's website at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  The slides will contain disclosures of EBITDA, adjusted cash net income, adjusted cash net income per diluted share, and cash flow, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be included in the slides.

Note about Non-GAAP Financial Measures
Autobytel has disclosed EBITDA, adjusted cash net income and adjusted cash net income per diluted share, and net income excluding one-time income tax benefit and net income excluding one-time benefit per basic and diluted share, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2012 and 2013 fourth quarter and twelve-month period.  The company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  The company defines adjusted cash net income as net income plus depreciation and amortization and non-cash share-based compensation, plus income taxes and defines adjusted cash net income per diluted share as adjusted cash net income divided by weighted average diluted shares outstanding.  The company defines net income excluding one-time income tax benefit as net income plus the one-time income tax benefit.  The company's management believes that presenting EBITDA, adjusted cash net income and adjusted cash net income per diluted share and net income excluding one-time income tax benefit and net income excluding one-time benefit per basic and diluted share, provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure.  A table providing a reconciliation of EBITDA, adjusted cash net income and adjusted cash net income per diluted share to the closest GAAP financial measures is included at the end of this press release.

About Autobytel Inc.
Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States and offers consumers robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to, comments that AutoUSA is expected to drive meaningful increases in revenue and cash flow; that business momentum, coupled with an ongoing healthy market for car sales, gives the company continued optimism about its ability to capture future growth opportunities; that the AutoUSA acquisition is expected to expand Autobytel's industry reach and influence by increasing its national new and used car dealer network to approximately 5,000 from approximately 3,800, while also augmenting its business with auto manufacturers; and regarding the company's estimates that first quarter organic revenue growth, excluding the impact of the AutoUSA acquisition, will grow in the range of 18% to 22% from the 2013 first quarter, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.

Contacts:

Investor Relations:
Autobytel Inc.
Curtis E. DeWalt
SVP, Chief Financial Officer
949-437-4694
curtisd@autobytel.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$18,930	$15,296
Accounts receivable (net of allowances for bad debts and customer credits of $405 and $426 at December 31, 2013 and December 31, 2012, respectively)	14,178	10,081
Deferred tax asset	3,517	-
Prepaid expenses and other current assets	506	504
Total current assets	37,131	25,881
Property and equipment, net	1,548	1,593
Long-term investment	2,500	-
Intangible assets, net	1,821	1,539
Goodwill	13,602	11,677
Long-term deferred tax asset	31,135	-
Other assets	456	77
Total assets	$88,193	$40,767

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,267	$3,837
Accrued expenses and other current liabilities	7,649	5,377
Deferred revenues	(1)	168
Total current liabilities	12,915	9,382
Convertible note payable	5,000	5,000
Borrowings under credit facility	4,250	-
Other non-current liabilities	1,200	620
Total liabilities	23,365	15,002

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 8,909,737 and 8,855,400 shares issued and outstanding, as of December 31, 2013 and December 31, 2012, respectively	9	9
Additional paid-in capital	307,171	306,252
Accumulated deficit	(242,352)	(280,496)
Total stockholders' equity	64,828	25,765
Total liabilities and stockholders' equity	$88,193	$40,767

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2013	2012	2013	2012

Revenues:
Lead fees	$19,719	$16,032	$74,732	$63,109
Advertising	722	854	3,289	3,524
Other revenues	252	25	340	169
Total revenues	20,693	16,911	78,361	66,802
Cost of revenues (excludes depreciation of $6 and $28 for the three months ended December 31, 2013 and 2012, respectively, and $76 and $118 for the twelve months ended December 31, 2013 and 2012, respectively)	12,604	10,526	47,915	40,530
Gross profit	8,089	6,385	30,446	26,272

Operating expenses:
Sales and marketing	2,490	1,888	9,612	8,536
Technology support	1,975	1,750	7,303	6,848
General and administrative	2,594	2,080	9,554	7,852
Depreciation and amortization	254	422	1,450	1,717
Litigation settlements	(112)	(68)	(316)	(273)
Total operating expenses	7,201	6,072	27,603	24,680
Operating income	888	313	2,843	1,592
Interest and other income (expense), net	(94)	126	237	139
Income tax provision (benefit)	(35,356)	88	(35,064)	344
Net income and comprehensive income	$36,150	$351	$38,144	$1,387

Basic earnings per common share	$4.06	$0.04	$4.29	$0.15
Diluted earnings per common share	$3.26	$0.04	$3.61	$0.15

Shares used in computing earnings per common share (in thousands):
Basic	8,910	8,854	8,883	8,996
Diluted	11,105	9,040	10,616	9,204

AUTOBYTEL INC.
RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION
(Amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2013	2012	2013	2012

Net income	$36,150	$351	$38,144	$1,387

Net interest	92	73	317	281

Income taxes	(35,356)	88	(35,064)	344

Depreciation and amortization	347	536	1,875	2,162

Earnings before interest, taxes,
depreciation and amortization	$1,233	$1,048	$5,272	$4,174

AUTOBYTEL INC.
RECONCILIATION OF ADJUSTED CASH NET INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2013	2012	2013	2012

Net income	$36,150	$351	$38,144	$1,387

Depreciation and amortization	347	536	1,875	2,162

Share-based compensation	148	202	704	910

Income taxes	(35,356)	88	(35,064)	344

Adjusted cash net income	$1,289	$1,177	$5,659	$4,803

Adjusted cash net income per diluted share	$0.12	$0.13	$0.55	$0.52

Shares used in calculating adjusted
cash net income per diluted share	11,105	9,040	10,616	9,204

AUTOBYTEL INC.
RECONCILIATION OF NET INCOME EXCLUDING
ONE-TIME INCOME TAX BENEFIT
(Amounts in thousands, except per-share data)

	Three Months Ended December 31, 2013	Twelve Months Ended December 31, 2013

Net income	$36,150	$38,144

One-time income tax benefit	(35,488)	(35,488)

Net income excluding one-time income tax benefit	$662	$2,656

Basic net income excluding one-time income tax benefit per share	$0.07	$0.30

Diluted net income excluding one-time income tax benefit per share	$0.06	$0.27

Shares used in computing net income excluding one-time income tax benefit (in thousands):
Basic	8,910	8,883
Diluted	11,105	10,616